EXHIBIT 3.1

                  CERTIFICATE OF CHANGE PURSUANT TO NRS 78.209

                                                         FILED #C 5404-99
                                                           Nov 22 2002
                                                         IN THE OFFICE OF
                                                           DEAN HELLER
                                                        SECRETARY OF STATE


                                  I-TRACK, INC.
                              CERTIFICATE OF CHANGE
                             PURSUANT TO NRS 78.209


Pursuant to the requirements of Section 78.209 of the Nevada Revised Statutes, i-Track, Inc. hereby certifies as follows:

1. Before the change (a 20-to-1 reverse stock split), i-Track, Inc. has authorized 50,000,000 shares of common stock, par value $0.001 per share.

2. After the change, i-Track, Inc. will have authorized 2,500,000 shares of common stock, par value $0.001 per share.

3. Before the change, i-Track, Inc. has 23,696,900 shares of common stock issued and outstanding. After the change, there will be 1,184,845 shares of common stock issued and outstanding, without giving effect to the rounding to whole shares described in paragraph 4 below.

4. In lieu of any fractional shares created by the change, i-Track, Inc. will issue an additional fraction of a share as is necessary to increase the fractional share to a full share.

5. No approval of the stockholders is required by Section 78.207 of the Nevada Revised Statutes.

6. This change shall become effective upon the close of business on November 30, 2002.

                                      I-TRACK, INC.


                                      By:  /s/ PETER W. FISHER
                                         ---------------------------------------
                                            Peter W. Fisher
                                            Chairman and Corporate Secretary